Exhibit 99.1

For Immediate Release

For more information: Susan Hoff

IRO & Senior Vice President, Corporate Communications

(952) 947-2443 or susan.hoff@bestbuy.com

Jennifer Driscoll
Director of Investor Relations

(952) 947-2350 or jennifer.driscoll@bestbuy.com

Best Buy Promotes Anderson to CEO and Lenzmeier to Company President & COO; Schulze to Remain Active As Chairman, Driving the Company’s Strategic Growth

EDEN PRAIRIE, Minn., Feb 25, 2002 (BUSINESS WIRE) — Best Buy Co., Inc. (NYSE:BBY) today announced that its founder, Richard M. Schulze, 61, has elected to turn over to Bradbury H. Anderson his responsibilities as chief executive officer, effective on June 30.

The Company concurrently announced the promotion of Allen U. Lenzmeier to Best Buy Co., Inc. president and chief operating officer, and the promotion of Michael P. Keskey to president of Best Buy Stores, effective on March 3. Schulze, Anderson and Lenzmeier are directors of the Company.

Schulze, who founded the Company in 1966 as a single audio store in St. Paul, has led its dramatic growth into North America’s number one specialty retailer of consumer electronics, personal computers, entertainment software and major appliances. The Company today operates 1,900 stores internationally, generates nearly $20 billion in annual revenues and more than $500 million in annual profits, and currently has a market capitalization of $14 billion. The Wall Street Journal ranked shares of Best Buy No. 1 in total return to shareholders among 1,000 publicly traded companies during the five years ended Dec. 31, 2001.

Schulze has agreed to remain as an active chairman of the board. He continues to be responsible for presiding at board meetings, participating in strategic business development, fostering the Company’s culture through the development of future leadership, and representing the Company as required.

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Schulze said, “This decision enables me to direct more of my daily energy to personal interests, while ensuring that the Company I founded 35 years ago remains as vigorous in the future as it is today. I am highly confident that the Company’s record of top-quartile achievement will continue under the leadership of Brad Anderson and our talented management team.”

Vice Chairman Anderson, 52, is credited with many of Best Buy’s innovations over his long tenure at the Company. Anderson, previously vice chairman, president and chief operating officer, will assume responsibility for executing the Company’s aggressive growth plans. Anderson joined the Company in 1973 and served as a sales person and store manager before being named vice president in 1981. In 1986, Anderson became executive vice president and was elected to Best Buy’s board of directors. He was promoted to president and chief operating officer in 1991 and was promoted to vice chairman in 2001.

Schulze said, “Brad’s insights have been invaluable to me over the past 29 years. He has proven that he has both the vision and the leadership to propel the Company forward into a new decade of growth.”

Formerly president of Best Buy Stores, Lenzmeier, 58, has been promoted to president and chief operating officer of Best Buy Co., Inc. Lenzmeier now is responsible for overseeing all of the Company’s brands, including Best Buy, Future Shop, Magnolia Hi-Fi, Media Play, On Cue, Sam Goody and Suncoast. He is charged with leveraging synergies in brand positioning, operating efficiency and retail career management across the business units. Lenzmeier joined the Company in 1984 as vice president of finance and operations. He advanced to senior vice president in 1986 and was promoted to executive vice president and chief financial officer in 1991. He became president of Best Buy Stores in 2001, at which time he also joined the Company’s board of directors.

“Allen brings to his new position incredibly strong leadership and organizational skills,” Schulze said. “He will be critical to ensuring that we leverage Best Buy’s people, financial resources and structural capital to accelerate the integration and performance of our businesses.”

Keskey, 47, executive vice president of retail sales at Best Buy Stores, was promoted to president of Best Buy Stores, succeeding Lenzmeier. In his new role, Keskey is expected to

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continue to expand Best Buy’s presence throughout the U.S. and extend the Company’s lead as the Country’s most preferred place to shop for new technology and entertainment products and services. Keskey, who has been employed with Best Buy for more than 13 years, reports to Lenzmeier. He joined the Company in 1989 as a store manager and was quickly promoted to district manager. In 1993 he was promoted to regional manager, and in 1996 he was named vice president. He rose to senior vice president in 1997 and to executive vice president in 2001. He is recognized for driving improved execution and streamlining operations at Best Buy stores in the past five years.

Anderson said, “It’s an exciting time to be assuming this role, as we near the completion of what will be a banner year, with record sales and earnings. This is a very talented team, including many of the leaders who pulled together to restore our leadership in very difficult times six years ago. I have utmost confidence in the ability of this new group of leaders to embrace change and to continue our tradition of leadership in the industry.”

                About Best Buy

Minneapolis-based Best Buy Co., Inc. (NYSE:BBY) is North America’s number one specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates retail stores and commercial web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca); Magnolia Hi-Fi (MagnoliaHiFi.com), Media Play (MediaPlay.com), On Cue (OnCue.com), Sam Goody (SamGoody.com) and Suncoast (Suncoast.com). The Company reaches consumers through more than 1,900 retail stores in the U.S., Canada, Puerto Rico and the U.S. Virgin Islands.